CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement No. 333-201530 on Form N-1A of our report dated August 16, 2021, relating to the financial statements and financial highlights of Pacific Global Senior Loan ETF, a series of Pacific Global ETF Trust, appearing in the Annual Report on Form N-CSR of Pacific Global ETF Trust for the year ended June 30, 2021, and to the references to us under the heading “Financial Highlights” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Costa Mesa, California
October 19, 2021